                               GUARANTY AGREEMENT


          GUARANTY AGREEMENT made as of the 10th day of December 1990 between NYLIFE Inc., a New York corporation, and the Guaranteed Equity Index Fund (the "Fund"), a separate series of MacKay-Shields MainStay Series Fund, a Massachusetts business trust, for the exclusive benefit of the shareholders of the Fund.

          All defined terms used herein shall have the meanings ascribed to them in the Fund's Registration Statement on Form N-1A filed under the Securities Act of 1940, and Investment Company Act of 1940, which Registration Statement is hereby incorporated by reference herein.

          1. On the fifth business day following a Guarantee Date NYLIFE shall pay to the Fund's transfer and dividend disbursing agent, for the exclusive benefit of those Fund shareholders holding Guaranteed Shares to which such Guarantee Date relates, money equal to the difference between the Guaranteed Amount of such Guaranteed Shares and the net asset value of all such shares on that date. The Fund's transfer and dividend disbursing agent will forward to each shareholder holding such Guaranteed Shares his or her pro rata portion of any moneys paid by NYLIFE.

          2. This Guaranty Agreement applies only with respect to Guaranteed Shares, as described in the Prospectus. If the Fund should be required to pay a dividend or distribution in cash to all shareholders prior to the Guarantee Date, the amount of such distribution will reduce the Guaranteed Amount applicable to each Guaranteed Share in the amount of the dividend paid.

          3. In the event NYLIFE is required to make payment under this Guaranty Agreement, such payment will be made without recourse to New York Life Insurance Company, any of its affiliated companies, or its employees, officers, directors or agents.

          4. NYLIFE shall be obligated to make payments under this Guaranty agreement five business days after a Guarantee Date and only with respect to those Guaranteed Shares as to which the Guarantee Date applies.

          5. The Fund has no interest in, and specifically disclaims any interest in, the proceeds payable under the Guarantee, which are payable solely to the shareholders holding Guaranteed Shares. Such shareholders are the sole beneficiaries of this Agreement, and the designation of such shareholders as the sole named beneficiaries of the Guarantee may not be changed by the Fund or such shareholders. The Guarantee is neither transferable nor assignable by the Fund or by such shareholders, nor may the Fund or such shareholders cancel the Guarantee or waive any rights thereunder. The Guarantee cannot be surrendered by either the Fund or its shareholders for cash, except in the event that payment is made pursuant to paragraph 1. Neither the Fund nor its shareholders may use the Guarantee as a pledge for a loan, nor may the Fund or its shareholders obtain any loan from NYLIFE with respect to amounts that may be payable pursuant to the Guarantee.

          6. This Guaranty Agreement will terminate (a) on the Guarantee Date, if no amounts are payable pursuant to paragraph 1, or (b) if any amounts are payable pursuant to paragraph 1, upon payment by NYLIFE of any amounts due hereunder to the Fund's transfer and dividend disbursing agent for distribution to the Fund's shareholders.

          7. This Guaranty Agreement shall be governed and construed in accordance with the laws of the State of New York..

          8. The Declaration of Trust of MacKay-Shields MainStay Series Fund disclaims the personal liability of its shareholders, officers or Trustees and any person seeking enforcement of this Agreement against the Fund must look solely to the property and other assets of the Fund.

          IN WITNESS WHEREOF, this Guaranty Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

                                             GUARANTEED EQUITY INDEX FUND,
                                             a series of
NYLIFE, INC.                                 MACKAY-SHIELDS MAINSTAY SERIES FUND


By:                                          By:
   -------------------------------                ----------------------------
   Anne F. Pollack                                Richard Hansen
   Title:  Vice President                         President

NEW YORK LIFE SECURITIES CORP.
51 MADISON AVENUE, NEW YORK, NY  10010

                                 April 18, 1986


MacKay-Shields MainStay Series Fund
51 Madison Avenue
New York, NY  10010

Dear Sirs:

Please be advised that the shares of beneficial interest, one cent ($.01) par value, of the various series or Funds of MacKay-Shields MainStay Series Fund (the "Trust") which we purchased from you on April 18, 1986 in the following amounts:

                                                   No. of      Price Per        Aggregate
Fund                                               Shares        Share        Purchase Price
----                                               ------      ---------      --------------

MacKay-Shields Capital Appreciation
     Fund                                           1,600        $10.00           16,000

MacKay-Shields Value Fund                           1,600        $10.00           16,000

MacKay-Shields Convertible Fund                     1,600        $10.00           16,000


MacKay-Shields High Yield Corporate
     Bond Fund                                      1,800        $10.00           18,000

MacKay-Shields Government Plus
     Fund                                           1,800        $10.00           18,000

MacKay-Shields Money Market Fund                   16,000        $ 1.00           16,000

were purchased for investment and not with a view to the distribution thereof, and that at the time of the purchase we did not, and we do not now, have any present intention to redeem such shares.

                                       NEW YORK LIFE SECURITIES CORP.


                                       By:
                                            -----------------------------------
                                                Senior Vice President